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                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the inclusion in Amendment No. 3 of this Registration Statement of our report on the financial statements of ITC/\DeltaCom, Inc. as of June 30, 1997 and for the period from inception (March 24, 1997) to June 30, 1997 dated July 31, 1997 (except with respect to the Credit Agreement discussion in Note 4, as to which the date is September 17, 1997); our report on the combined financial statements of ITC/\DeltaCom, Inc., Interstate FiberNet, Inc. (formerly ITC Transmission Systems, Inc.), ITC Transmission Systems II, Inc., Gulf States Transmission Systems, Inc., Eastern Telecom, Inc., d.b.a. InterQuest, DeltaCom, Inc. and ITC/\DeltaCom, Inc. (reorganized as ITC/\DeltaCom, Inc.) as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 dated March 27, 1997 (except with respect to Note 16, as to which the date is September 17, 1997); our report on the statements of operations, stockholders' equity, and cash flows of DeltaCom, Inc. for the year ended December 31, 1995 dated March 27, 1997; and our report on the financial statements of Gulf
States FiberNet as of December 31, 1995 and 1996 and for the period from inception (August 17, 1994) through December 31, 1994 and for the two years in the period ended December 31, 1996, dated March 27, 1997 (except with respect to the ITC/\DeltaCom Debt Offering discussion in Note 8, as to which the date is July 25, 1997), and to all references to our Firm included in or made a part of this Registration Statement.

ARTHUR ANDERSEN LLP

Atlanta, Georgia September 23, 1997